Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-275214 on Form S-3 of Charter Communications, Inc. of our report dated February 28, 2025 (June 18, 2025 as to the effects of the adjustments described in Note 1) , relating to the financial statements of Cox Communications, Inc. appearing in the definitive proxy statement filed by Charter Communications Inc. on July 2, 2025.

/s/ Deloitte & Touche LLP

Atlanta, GA

August 18, 2025